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Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

        We hereby consent to the references to our firm in this Registration Statement on Form S-4 (including any amendments thereto and the related prospectus) filed by Jones Energy Holdings, LLC, Jones Energy Finance Corp. and the guarantors listed therein and to the use of and incorporation by reference in such Registration Statement of our estimates of reserves and value of reserves and our reports on reserves as of December 31, 2012, 2013 and 2014 for Jones Energy Holdings, LLC. We further consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ W. TODD BROOKER W. Todd Brooker, P.E. Vice-President Cawley Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693. Austin, Texas
November 18, 2015

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Consent of Independent Petroleum Engineers and Geologists